Exhibit 10.1

MASTER AGREEMENT
by and among
MAIDEN HOLDINGS, LTD.,
MAIDEN REINSURANCE LTD.
and
ENSTAR GROUP LIMITED
Dated as of November 9, 2018

TABLE OF CONTENTS

i

EXHIBIT A - Summary of Terms of Retrocession Agreement
EXHIBIT B - Summary of Terms of Trust Agreement

ii

MASTER AGREEMENT
This MASTER AGREEMENT, dated as of November 9, 2018 (this “Agreement”), is made by and among Maiden Holdings, Ltd., a Bermuda company (“Maiden”), Maiden Reinsurance Ltd., a Bermuda insurance company (“Maiden Insurance”), and Enstar Group Limited, a Bermuda company (“Enstar”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, certain insurance companies owned directly or indirectly by AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”), (collectively, the “Original Cedents” and each, an “Original Cedent”), have issued the Reinsured Policies constituting the Subject Business; and
WHEREAS, Maiden Insurance has reinsured a quota share portion of certain risks and liabilities of the Original Cedents arising from the Reinsured Policies pursuant to the Existing Quota Share Agreements; and
WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which, on the terms and subject to the conditions set forth herein, at the Closing, among other things:
(a)    A to-be-formed Cayman Islands insurance company owned by Enstar (the “Retrocessionaire”) and Maiden Insurance will enter into a Retrocession Agreement containing the principal terms set forth on Exhibit A (the “Retrocession Agreement”) pursuant to which Maiden Insurance will cede and the Retrocessionaire will reinsure 100% of the liability of Maiden Insurance, as reinsurer, under the Existing Quota Share Agreements for losses incurred on or prior to June 30, 2018, subject to the terms and conditions of the Retrocession Agreement;
(b)    The Retrocessionaire, Maiden Insurance and a trustee will enter into a trust agreement containing the principal terms set forth on Exhibit B (the “Trust Agreement”) pursuant to which the trustee shall hold assets as security for the satisfaction of the obligations of the Retrocessionaire to Maiden Insurance under the Retrocession Agreement; and
(c)    Maiden and the Retrocessionaire will seek to amend the terms of the Existing Trust Agreements and the trust accounts created thereunder or under the Existing Quota Share Agreements to create sub-accounts with respect to the losses to be reinsured pursuant to the Retrocession Agreement and to grant Enstar and its Affiliates investment control over such sub-accounts, which will be managed pursuant to the Investment Guidelines.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, Maiden, Maiden Insurance and Enstar (each individually, a “Party” and collectively, the “Parties”) agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any civil, criminal or administrative action, arbitration, suit, claim, litigation, examination or similar proceeding, in each case by or before a Governmental Authority or an arbitrator.
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person, where “control,” including the terms “controlling,” “controlled by” and “under common control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations, in each case applicable to any Party, and any Order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to any Party.

“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of Maiden, Maiden Insurance or their respective Affiliates to the extent relating to the Subject Business, including (i) administrative records, (ii) claim records, (iii) policy files, (iv) sales records, (v) files and records relating to Applicable Law, (vi) underwriting records and (vii) accounting records, but excluding (a) Tax Returns, (b) files, records, data and information with respect to employees, (c) records, data and information with respect to any employee benefit plan, (d) any materials or other information the disclosure or transfer of which would violate Applicable Law and (e) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement.
“Burdensome Condition” means any condition sought or imposed by a Governmental Authority that would materially adversely affect the economic benefits reasonably expected to be derived by Enstar or any of its Affiliates under this Agreement, the Transaction Agreements or in connection with the consummation of the transactions contemplated hereunder or thereunder, taken as a whole.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York City or Bermuda are required or authorized by law to be closed.
“Deadline Date” means February 28, 2019.
“Domicile SAP” means, as to each Original Cedent, the statutory accounting principles prescribed by the Commissioner of Insurance (or other applicable designation) of the country, state or commonwealth in which a particular entity is domiciled.
“Encumbrance” means any pledge, security interest, mortgage, lien, attachment, right of first refusal or option, including any restriction on receipt of income or exercise of any other attribute of ownership, except such restrictions as may be contained in any insurance Applicable Law.
“Enstar Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Enstar in connection with, and constituting a part of, this Agreement.
“Estimated Initial Trust Funding Amount” means Maiden Insurance’s estimate of the Initial Trust Funding Amount, as set forth in the Closing Statement.
“Estimated Net Retrocession Premium” means an amount equal to the Estimated Retrocession Premium, minus the Estimated Initial Funds Withheld Account Balance.
“Existing Trust Agreements” means the various trust agreements establishing trust accounts supporting the obligations of Affiliates of AmTrust as the reinsurer under the Reinsured Policies.
“Existing AEL Quota Share Agreement” means that certain Quota Share Reinsurance Contract among AmTrust Europe Limited, AmTrust International Underwriters Limited and Maiden Insurance dated as of April 1, 2011, as amended.
“Existing AII Quota Share Agreement” means that certain Amended and Restated Quota Share Reinsurance Agreement between AmTrust International Insurance, Ltd and Maiden Insurance dated as of July 1, 2017, as amended.
“Existing Master Agreement” means that certain Master Agreement by and between AmTrust and Maiden dated as of July 3, 2007, as amended.
“Existing Quota Share Agreements” means collectively the Existing AII Quota Share Agreement and the Existing AEL Quota Share Agreement.
“Funds Withheld Account” means the account created pursuant to the Retrocession Agreement to which the Market Value of the assets held in the sub-accounts to be created under the Existing Trust Agreements with respect to the Retrocessionaire’s quota share of the Subject Business, the Market Value of all assets held in the sub-accounts to be created in the trusts under the Existing Quota Share Agreements with respect to the Subject Business and all investment income thereon will be credited.

“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous.
“Initial Funds Withheld Account Balance” means the Market Value of the assets in the sub-accounts to be created under the Existing Trust Agreements with respect to the Retrocessionaire’s quota share of the Subject Business plus the Market Value of all assets held in the sub-accounts to be created in the trusts under the Existing Quota Share Agreements with respect to the Subject Business as of the Effective Time.
“Initial Trust Funding Amount” means, as of the Closing Date, the net reserves of Maiden Insurance ceded under the Retrocession Agreement with respect to the Subject Business calculated in accordance with Domicile SAP, minus the Initial Funds Withheld Account Balance.
“Insurance Regulator” means, with respect to any jurisdiction, the Governmental Authority charged with the supervision of insurance companies in such jurisdiction.
“Investment Guidelines” means investments permitted to be held by a Delaware domestic insurer in a credit for reinsurance trust.
“knowledge” of a Party means the actual knowledge of such Party’s senior officers after reasonable inquiry.
“Maiden Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Maiden and Maiden Insurance in connection with, and constituting a part of, this Agreement.
“Market Value” means, as of any time, (i) with respect to any assets other than cash, the amount at which such asset could be bought or sold in a current transaction between willing parties other than in a forced or liquidation sale or (ii) with respect to cash, the dollar amount thereof.
“Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Subject Business, taken as a whole, but excluding any such effect to the extent resulting from, arising out of, or relating to: (i) general political, economic, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices and corresponding changes in the value of the Subject Business); (ii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Subject Business operates; (iii) any change or proposed change in Domicile SAP or Applicable Law, or the final and binding official interpretation or the enforcement thereof; (iv) natural disasters, catastrophic events, pandemics, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or the taking of any action required by, the Transaction Agreements, the failure to take any action prohibited by the Transaction Agreements, or the public announcement of, or consummation of, any of the transactions contemplated thereby; or (vi) any downgrade or threatened downgrade in the rating assigned to the Original Cedents or Maiden Insurance by any rating agency solely to the extent related to the Transaction Agreements (provided that this clause (vi) shall not by itself exclude the underlying causes of any such downgrade or threatened downgrade); provided, however, that any effect resulting from, arising out of or relating to any event, change, condition or occurrence referred to in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur if such event, change, condition or occurrence has a disproportionate effect on the Subject Business compared to other similarly situated businesses.
“Net Retrocession Premium” means an amount equal to the Retrocession Premium, minus the Initial Funds Withheld Account Balance.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.

“Reconciliation Amount” means an amount equal to covered losses under the Retrocession Agreement paid by Maiden Insurance during the period commencing on July 1, 2018 through the Closing Date, minus third party reinsurance and other recoverables, whether or not actually collected, inuring to the benefit of the business retroceded under the Retrocession Agreement during the period commencing on July 1, 2018 through the Closing Date.
“Reinsured Policies” means, collectively, each “Underlying Reinsurance Agreement” as such term is defined in the Existing AII Quota Share Agreement and each policy reinsured under the Existing AEL Quota Share Agreement.
“Representative” means, with respect to any Person, means an employee, attorney or consultant of such Person or an Affiliate of such Person.
“Retrocession Premium” means $2.675 billion minus the Reconciliation Amount.
“Subject Business” means, collectively, “Covered Business” as such term is defined in the Existing AII Quota Share Agreement and the business as described under the heading “Class and Period of Business” in the Existing AEL Quota Share Agreement, but only with respect to losses incurred on or prior to June 30, 2018. For the avoidance of doubt, liabilities reinsured under the Retrocession Agreement will not include any claims, commissions, asset management fees, brokerage expenses or other amounts that were due on or prior to June 30, 2018, but unpaid as of that date, or other liabilities expressly excluded under the Retrocession Agreement.
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Third Party Reinsurance Agreements” means ceded reinsurance related to the Subject Business other than the Existing Quota Share Agreements.
“Transaction Agreements” means this Agreement, the Existing Quota Share Agreements, the Retrocession Agreement and the Trust Agreement.
“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any Party hereto for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors, and any fees payable by such Parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.
“Transfer Taxes” means any and all sales, use, value added, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof) arising out of or in connection with the transactions contemplated by this Agreement.
“Trust Account” means the trust account to be created under the Retrocession Agreement.
In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section
Actuarial Firm	2.4(c)
Agreement	Preamble
AmTrust	Recitals
Closing	2.1(a)
Closing Date	2.1(b)
Closing Statement	2.3
Disputed Items	2.4(b)
Effective Time	2.1(b)
Enforceability Exceptions	3.2
Enstar	Preamble
Estimated Initial Funds Withheld Account Balance	2.3
Estimated Retrocession Premium	2.3
Extended Deadline Date	8.1(b)(i)
Final Closing Statement	2.4(a)
Final Deadline Date	8.1(b)(ii)
Maiden	Preamble
Maiden Insurance	Preamble
Material Third Party Reinsurance Agreements	3.13(a)
New York Court	9.7(a)
Notice of Disagreement	2.4(b)
Original Cedents	Recitals
Party	Recitals
Resolution Period	2.4(c)
Retrocession Agreement	Recitals
Retrocessionaire	Recitals
Trust Agreement	Recitals
Unresolved Items	2.4(c)

ARTICLE II
CLOSING AND RETROCESSION PREMIUM

Section 2.1    Closing.

(a)The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103, at 10:00 a.m., local time:

(i)
if all conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) on or prior to the Deadline Date, on the earlier of (A) the fifth Business Day following the date on which all such conditions have been so satisfied or waived and (B) the Deadline Date; or

(ii)
if (1) the Deadline Date has been extended pursuant to Section 8.1(b)(i) and (2) all conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) after the Deadline Date and on or prior to the Extended Deadline Date, on the earlier of (A) the fifth Business Day following the date on which all such conditions have been so satisfied or waived and (B) the Extended

Deadline Date; or

(iii)
if (1) the Extended Deadline Date has been extended pursuant to Section 8.1(b)(ii) and (2) all conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions) after the Extended Deadline Date and on or prior to the Final Deadline Date, on the earlier of (A) the fifth Business Day following the date on which all such conditions have been so satisfied or waived and (B) the Final Deadline Date;

unless, in any case, another date, time or place is agreed to in writing by the Parties hereto.

(b)The actual date and time on which the Closing occurs are referred to herein as the “Closing Date.” The “Effective Time” for purposes of the Transaction Agreements shall be as of 12:01 a.m. Eastern time on the Closing Date.

Section 2.2    Closing Deliveries.

(a)Maiden’s and Maiden Insurance’s Closing Deliveries. At the Closing, Maiden Insurance shall make the payment contemplated by Section 2.3 and Maiden and Maiden Insurance shall deliver to Enstar:

(i)
a certificate duly executed by an authorized officer of Maiden and Maiden Insurance, dated as of the Closing Date, certifying as to Maiden’s and Maiden Insurance’s compliance with the conditions set forth in Section 6.2(a) and Section 6.2(b);

(ii)	counterparts of the Retrocession Agreement and the Trust Agreement, duly executed by Maiden Insurance; and

(iii)
evidence reasonably satisfactory to Enstar that sub-accounts have been created in the trust accounts under the Existing Trust Agreements and the Existing Quota Share Agreements related to the Subject Business and that Enstar or its designee has been granted investment control over such sub-accounts, which will be managed pursuant to the Investment Guidelines.

(b)Enstar’s Closing Deliveries. At the Closing, Enstar shall deliver to Maiden and Maiden Insurance:

(i)
a certificate duly executed by an authorized officer of Enstar, dated as of the Closing Date, certifying as to Enstar’s compliance with the conditions set forth in Section 6.3(a) and Section 6.3(b); and

(ii)	counterparts of the Retrocession Agreement and the Trust Agreement, duly executed by the Retrocessionaire.

Section 2.3    Payment at Closing. No later than five (5) Business Days prior to the anticipated Closing Date, Maiden Insurance shall deliver to Enstar a statement (the “Closing Statement”) setting forth Maiden Insurance’s good faith estimate of the Retrocession Premium (the “Estimated Retrocession Premium”), the Initial Funds Withheld Account Balance (the “Estimated Initial Funds Withheld Account Balance”), the Estimated Net Retrocession Premium and the Estimated Initial Trust Funding Amount. As consideration for the reinsurance by the Retrocessionaire of the Reinsured Policies under the Retrocession Agreement, Maiden Insurance shall pay to the Retrocessionaire an amount equal to the Retrocession Premium as more fully set forth in Sections 2.3 and 2.4. On the Closing Date, Maiden Insurance shall pay to the Retrocessionaire an amount equal to the Estimated Retrocession Premium as reflected on the Closing Statement. This payment of the Estimated Retrocession Premium shall consist of (i) a deposit of cash equal to the Estimated Net Retrocession Premium by Maiden Insurance, on behalf of the Retrocessionaire, into the Trust Account and (ii) a credit by Maiden Insurance, on behalf of the Retrocessionaire, to the Funds Withheld Account in an amount equal to the Estimated Initial Funds

Withheld Account Balance.

Section 2.4    Post-Closing Adjustments.

(a)No later than ninety (90) days following the Closing Date, Maiden Insurance shall deliver to Enstar a detailed statement (the “Final Closing Statement”) setting forth Maiden Insurance’s calculation of the Retrocession Premium, the Initial Funds Withheld Account Balance and the Net Retrocession Premium as of the Effective Time.

(b)If Enstar disagrees with the determination of any item on the Final Closing Statement, it may, within thirty (30) days after receipt of the Final Closing Statement, deliver a notice of disagreement (a “Notice of Disagreement”) to Maiden Insurance disagreeing with the Final Closing Statement and specifying in reasonable detail each item that it in good faith disputes (each, a “Disputed Item”) and the amount in dispute for each such Disputed Item. If Enstar does not deliver a Notice of Disagreement within such thirty (30) day period, then the Retrocession Premium, the Initial Funds Withheld Account Balance and the Net Retrocession Premium shall be deemed to equal the amounts provided in the Final Closing Statement and such amounts shall be final, binding and conclusive on the Parties.

(c)If a Notice of Disagreement was timely delivered pursuant to Section 2.4(b), Enstar and Maiden Insurance shall, during the fifteen (15) days following the receipt of such Notice of Disagreement (the “Resolution Period”), use their commercially reasonable efforts to reach agreement on the Disputed Items. If, by the end of the Resolution Period, Enstar and Maiden Insurance are unable to reach such agreement with respect to all of the Disputed Items, they shall promptly thereafter engage and submit the unresolved Disputed Items (the “Unresolved Items”) to a mutually acceptable actuarial firm (the “Actuarial Firm”) which shall promptly review this Agreement and the Unresolved Items. The Actuarial Firm shall issue its written determination with respect to each Unresolved Item within thirty (30) days after the Unresolved Items are submitted for review. The Actuarial Firm shall determine each of the Unresolved Items, and giving effect to such determination, calculate the Retrocession Premium, the Initial Funds Withheld Account Balance and the Net Retrocession Premium. Each Party shall use commercially reasonable efforts to furnish to the Actuarial Firm such work papers, books, records and documents and other information pertaining to the Unresolved Items as the Actuarial Firm may request. The determination of the Actuarial Firm shall be final, binding and conclusive on the Parties. Judgment may be entered upon the determination by the Actuarial Firm in accordance with Section 9.7. The fees, expenses and costs of the Actuarial Firm incurred in rendering any determination pursuant to this Section shall be split equally between Enstar and Maiden Insurance.

(d)Promptly following final resolution of the Retrocession Premium, the Initial Funds Withheld Account Balance and the Net Retrocession Premium, whether by the absence of timely delivery of Notice of Disagreement or pursuant to Section 2.4(c), if the Net Retrocession Premium exceeds the Estimated Net Retrocession Premium, Maiden Insurance shall deposit into the Trust Account, on behalf of the Retrocessionaire an amount equal to such excess. If the Estimated Net Retrocession Premium exceeds the Net Retrocession Premium, then Maiden Insurance shall be entitled to withdraw from the Trust Account an amount equal to such excess. If the Initial Funds Withheld Account Balance exceeds the Estimated Initial Funds Withheld Account Balance, Maiden Insurance shall credit to the Funds Withheld Account an amount equal to such excess. If the Estimated Initial Funds Withheld Account Balance exceeds the Initial Funds Withheld Account Balance, then Maiden Insurance shall debit the Funds Withheld Account by an amount equal to such excess. Any payment pursuant to this Section 2.4(d) shall be made within five (5) Business Days after the amount of the Retrocession Premium has been resolved pursuant to this Section 2.4, by wire transfer of immediately available funds to the Trust Account or to an account designated by Maiden Insurance, as applicable. The amount of any payment, credit or debit to be made pursuant to this Section 2.4(d) shall bear interest from and including the Closing Date to but excluding the date of payment, credit or debit at a rate per annum equal to 2.0%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MAIDEN

Subject to and as qualified by the matters set forth in the Maiden Disclosure Schedule, Maiden and Maiden Insurance, jointly and severally, represent and warrant to Enstar as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:

Section 3.1    Organization, Standing and Corporate Power. Each of Maiden and Maiden Insurance is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. As of the Closing Date, each of Maiden and Maiden Insurance will have obtained all authorizations and approvals required under Applicable Law to perform their respective obligations under the Transaction Agreements.

Section 3.2    Authority. Each of Maiden and Maiden Insurance have the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is a party and to consummate the respective transactions contemplated thereby. The execution and delivery by Maiden and Maiden Insurance of the respective Transaction Agreements to which they are a party and the consummation by Maiden and Maiden Insurance of the respective transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it is a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of Maiden and Maiden Insurance. The shareholders of Maiden are not required to approve any of the transactions contemplated by the Transaction Agreements under Applicable Law or the rules of any stock exchange on which common shares of Maiden are listed for trading. Each of the Transaction Agreements have been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Maiden and Maiden Insurance as applicable and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto (other than Maiden and Maiden Insurance), constitute valid and binding obligations of Maiden and Maiden Insurance, enforceable against Maiden and Maiden Insurance in accordance with their terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (a) and (b) shall be referred to as, the “Enforceability Exceptions”).

Section 3.3    No Conflict or Violation. The execution, delivery and performance by Maiden and Maiden Insurance of the Transaction Agreements to which it is a party and the consummation of the respective transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the organizational documents of Maiden or Maiden Insurance, or (ii) violate any material contract, permit, Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Maiden or Maiden Insurance in any material respect.

Section 3.4    Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by Maiden and Maiden Insurance of the Transaction Agreements to which it is a party and the consummation of the respective transactions contemplated thereby in accordance with the respective terms and conditions hereof will not contravene any Applicable Law in any material respect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Maiden or Maiden Insurance in connection with the execution and delivery of any Transaction Agreements by Maiden or Maiden Insurance, or the consummation by Maiden or Maiden Insurance of the transactions contemplated hereby or thereby, except for the approvals, filings and notices set forth in Section 3.4 of the Maiden Disclosure Schedule.

Section 3.5    Compliance. Except as disclosed in Section 3.5 of the Maiden Disclosure Schedule, Maiden and Maiden Insurance are in compliance in all material respects with their organizational documents, all Applicable Law to the extent related to the Subject Business, the Transaction Agreements to which it is a party, and all material permits and licenses issued to either of them by any Governmental Authority in connection with the Subject Business.

Section 3.6    Broker. Except as disclosed in Section 3.6 of the Maiden Disclosure Schedule, no broker or finder has acted directly or indirectly for Maiden or its Affiliates, and Maiden has not incurred any obligation in respect of any broker or finder, which might be entitled to any fee or commission from Enstar or its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.7    Taxes and Encumbrances. There are no Encumbrances resulting from Taxes or otherwise on any of the rights or other assets to be transferred from Maiden Insurance to Enstar pursuant to any Transaction Agreement.

Section 3.8    Claims Data. The historical claims data made available to Enstar by Maiden, Maiden Insurance or their Affiliates as regards the Subject Business is accurate in all material respects as of the date indicated; provided, however, that no representation or warranty is made as to the adequacy or sufficiency of any reserves data as of any date.

Section 3.9    Reports on Subject Business. Maiden and Maiden Insurance have made available to Enstar true and complete copies of those reports set forth on Section 3.9 of the Maiden Disclosure Schedule. The insurance reserves reflected in such reports were in each case prepared in all material respects in accordance with generally accepted actuarial standards consistently applied and the factual information and factual data upon which such reports are based are true and correct in all material respects.

Section 3.10    Absence of Certain Changes. Except as disclosed in Section 3.10 of the Maiden Disclosure Schedule, since December 31, 2017 through the date hereof, (a) to the knowledge of Maiden and Maiden Insurance, the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices, (b) the Existing Quota Share Agreements have been administered in all material respects in the ordinary course, consistent with past practice, and (c) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.11    Orders and Proceedings. As of the date hereof, there are no (i) material outstanding Orders relating to the Subject Business against or involving Maiden or Maiden Insurance or any of their respective assets related to the Subject Business or (ii) material consent agreements, commitment agreements, capital maintenance or similar written agreements entered into between any Governmental Authority and Maiden or any of its Affiliates that expressly relate to the Subject Business under which Maiden or any of its Affiliates has any continuing obligations. As of the date of this Agreement, there is no material claim, action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Subject Business which is pending or threatened against or involving Maiden, Maiden Insurance or any assets, properties, rights or privileges of Maiden or Maiden Insurance relating to the Subject Business that, in each case, challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by this Agreement or the Transaction Agreements.

Section 3.12    Reinsured Policies. With respect to each Reinsured Policy, to the knowledge of Maiden and Maiden Insurance, (i) the applicable Original Cedent is not in default under such Reinsured Policy in any material respect and no event has occurred which would create such a default by such Original Cedent under such Reinsured Policy (it being understood that claims under the Reinsured Policies that are the subject of a good faith dispute shall not constitute defaults under the Reinsured Policies for the purposes of this Section 3.12) and (ii) such Reinsured Policy was issued in compliance in all material respects with Applicable Law. To the knowledge of Maiden and Maiden Insurance, there are no material pending or threatened disputes with respect to the validity of any Reinsured Policy.

Section 3.13    Ceded Reinsurance.

(a)Section 3.13(a) of the Maiden Disclosure Schedule identifies reinsurers that are party to Third Party Reinsurance Agreements (i) which have an effective date on or prior to the Closing Date; and (ii) as to which there were claim reserves, associated reserves for incurred but not reported claims, unearned premiums, refunds or policy reserves, in the aggregate, equal to or exceeding $1,000,000 as of June 30, 2018. The Third Party Reinsurance Agreements entered into by the Original Cedents (or its Affiliates) with such reinsurers are referred to herein as the “Material Third Party Reinsurance Agreements.” Maiden and Maiden Insurance have made available to Enstar true and complete copies of the Material Third Party Reinsurance Agreements and all amendments thereto and all Books and Records to the extent relating to the foregoing.

(b)Except as set forth in Section 3.13(b) of the Maiden Disclosure Schedule, to the knowledge of Maiden and Maiden Insurance, no Material Third Party Reinsurance Agreement contains any provision under which the reinsurer may terminate such agreement by reason of the transactions contemplated by this Agreement or the agreements contemplated hereby. There has been no separate contract between the applicable Original Cedent (or its Affiliates) and any other party to such Material Third Party Reinsurance Agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Material Third Party Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Material Third Party Reinsurance Agreement.

(c)With respect to each Material Third Party Reinsurance Agreement, except as set forth in Section 3.13(c) of the Maiden Disclosure Schedule, to the knowledge of Maiden and Maiden Insurance, (i) neither the applicable Original Cedent (or its Affiliates) nor the reinsurer is in default under such Material Third Party Reinsurance Agreement, and no event has occurred which would create a default or breach by such Original Cedent (or its Affiliates) under such Material Third Party Reinsurance Agreement, (ii) such Material Third Party Reinsurance Agreement is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions, and (iii) such Material Third Party Reinsurance Agreement complies in all material respects with Applicable Law. To the knowledge of Maiden and Maiden Insurance, there are no material pending or threatened disputes with respect to the validity of any Material Third Party Reinsurance Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ENSTAR

Subject to and as qualified by the matters set forth in the Enstar Disclosure Schedule, Enstar represents and warrants to Maiden and Maiden Insurance as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:

Section 4.1    Organization, Standing and Corporate Power. Enstar is duly organized, validly existing and in good standing under the laws of Bermuda, and has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. Prior to the Closing Date, the Retrocessionaire will be duly organized, validly existing and in good standing under the laws of the Cayman Islands, and will have all requisite corporate power and authority to carry on the operations of its business as it will be conducted after the Closing Date. As of the Closing Date, each of Enstar and the Retrocessionaire will have obtained all authorizations and approvals required under Applicable Law to perform their respective obligations under the Transaction Agreements.

Section 4.2    Authority. Each of Enstar and the Retrocessionaire has (or will have in the case of the Retrocessionaire) the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by Enstar and the Retrocessionaire of the respective Transaction Agreements to which they are a party and the consummation by Enstar and the Retrocessionaire of the respective transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it is a party to be executed and delivered at Closing, will be duly authorized by all necessary corporate or other organizational action on the part of Enstar and the Retrocessionaire. Each of the Transaction Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at the Closing, will be duly executed and delivered by Enstar and the Retrocessionaire as applicable and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto (other than Enstar and the Retrocessionaire), constitute valid and binding obligations of Enstar and the Retrocessionaire, enforceable against Enstar and the Retrocessionaire in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3    No Conflict or Violation. The execution, delivery and performance by Enstar and the Retrocessionaire of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not (i) violate any provision of the organizational documents of Enstar or the Retrocessionaire, or (ii) violate any material contract, permit, Order, judgment, injunction, condition, agreement, award or decree of any court, arbitrator or Governmental Authority, foreign or domestic, against or imposed or binding upon, Enstar or the Retrocessionaire in any material respect.

Section 4.4    Consents. Subject to the matters referred to in the next sentence, the execution,

delivery and performance by Enstar and the Retrocessionaire of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions hereof will not contravene any Applicable Law in any material respect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority or any other Person is required by or with respect to Enstar or the Retrocessionaire in connection with the execution and delivery of the Transaction Agreements by Enstar or the Retrocessionaire, or the consummation by Enstar or the Retrocessionaire of the transactions contemplated hereby or thereby, except for the approvals, filings and notices set forth in Section 4.4 of the Enstar Disclosure Schedule.

Section 4.5    Compliance. Except as disclosed in Section 4.5 of the Enstar Disclosure Schedule, Enstar and the Retrocessionaire are in compliance in all material respects with their organizational documents, all Applicable Law, the Transactions Agreements to which it is a party, and all material permits and licenses issued to either of them by any Governmental Authority, except for any non- compliance which would not, individually or in the aggregate, reasonably be expected to impair the ability of Enstar or the Retrocessionaire to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.

Section 4.6    Broker. No broker or finder has acted directly or indirectly for Enstar or its Affiliates, and Enstar has not incurred any obligation in respect of any broker or finder, which might be entitled to any fee or commission from Maiden, Maiden Insurance or their respective Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

Section 5.1    Conduct of Maiden Insurance. Except as contemplated by any Transaction Agreement, as required by Applicable Law or Domicile SAP, or as the Parties otherwise agree, Maiden and Maiden Insurance shall not (and shall cause their respective Affiliates not to) without the consent of Enstar amend or terminate the Existing Quota Share Agreements, the Reinsured Policies, the Existing Trust Agreements or any Third Party Reinsurance Agreements to the extent relating to any Reinsured Policy or waive any material rights thereunder, consent to any change to the reinsurance rates thereunder or settle any material disputes thereunder to the extent that any such actions relate in whole or in part to the Reinsured Policies, enter into any new reinsurance agreements with respect to any Reinsured Policy or enter into a binding agreement to take any of the foregoing actions. With respect to Third Party Reinsurance Agreements that reinsure both the Subject Business and other insurance business of the Original Cedents, Maiden Insurance shall cause the Original Cedents to allocate reinsurance recoverables under such Third Party Reinsurance Agreements between the Subject Business and such other insurance business equitably, taking into account the extent to which reinsurance recoverables relate to policies that are included in the Subject Business and in the ordinary course of business and consistent with past practices.
Section 5.2    Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement, upon reasonable prior notice, Enstar, at its own expense, shall have the right to inspect all Books and Records at any reasonable time during normal business hours at the office of Maiden and Maiden Insurance; provided, however, that Maiden and Maiden Insurance shall not be obligated to provide access to any Books and Records if they believe in good faith that doing so would violate a contract, agreement or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or be reasonably expected to expose Maiden, Maiden Insurance or their respective Affiliates to liability for disclosure of sensitive or personal information, it being understood that Maiden and Maiden Insurance shall use their respective commercially reasonable efforts to enable such information to be furnished or made available to Enstar without so jeopardizing privilege, contravening such obligation or exposing such party to such liability.
Without limiting the terms thereof, the provisions of Section 5.7 shall govern the obligations of Enstar and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 5.2.

Section 5.3    Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Agreements, and not to take any actions intended to cause any delay or failure in the consummation of such transactions.

Section 5.4    Consents, Approvals and Filings.

(a)Subject to the terms and conditions hereof, the Parties shall each use their reasonable best efforts, and shall cooperate fully with each other: (i) to comply as promptly as practicable with all requirements of Government Authorities applicable to the transactions contemplated by the Transaction Agreements; and (ii) to obtain as promptly as practicable all necessary permits, orders, or other consents, approvals or authorizations of Governmental Authorities and consents or waivers of all other third parties necessary in connection with the consummation of the transactions contemplated by the Transaction Agreements. In connection therewith, the Parties shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by the Transaction Agreements, shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request, shall take and shall cause their respective Affiliates to take all steps that are necessary, proper or advisable to avoid any Action by any Governmental Authority with respect to the transactions contemplated by the Transaction Agreements, and shall defend or contest in good faith any Action by any third party (including any Governmental Authority), whether judicial or administrative, challenging any of the Transaction Agreements or the transactions contemplated thereby, or that could otherwise prevent, impede, interfere with, hinder, or delay in any material respect the consummation of the transactions contemplated thereby, including by using its reasonable best efforts to have vacated or reversed any stay or temporary restraining order entered with respect to the transactions contemplated by any of the Transaction Agreements by any Governmental Authority, and shall consent to and comply with any condition other than a Burdensome Condition imposed by any Governmental Authority on its grant of any such permit, order, consent, approval or authorization. Each of the Parties shall provide to the other Party copies of the non- confidential portions of all applications or other communications to or with Governmental Authorities in connection with this Agreement at least three (3) Business Days in advance of the filing or submission thereof.

(b)Without limiting the generality of the foregoing, promptly following the date hereof, to the extent not already filed, Maiden and Maiden Insurance shall, and shall cause their respective Affiliates to, file with all applicable Insurance Regulators requests for approval or non- disapproval of any Transaction Agreement that constitutes a related party transaction, as applicable, that are required to be obtained by any of them. Maiden and Maiden Insurance shall give to Enstar prompt written notice if either of them receives or their respective Affiliates receive any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by the Transaction Agreements, and, in the case of any such notice or communication that is in writing, shall promptly furnish Enstar with a copy thereof.

Section 5.5    Public Announcements. Each Party and its respective Affiliates shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Parties following such consultation (such approval not to be unreasonably withheld, delayed or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Parties hereto as required by this Section 5.5, the Party that issues such press release or makes such public statement shall provide the other Parties with notice and a copy of such press release or public statement as soon as reasonably practicable.

Section 5.6    Further Assurances. Each Party shall (a) execute and deliver, or shall cause to be executed and delivered, such documents, certificates, agreements, and other writings and shall take, or shall cause to be taken, such further actions as may be reasonably required or requested by any Party to carry out the provisions of the Transaction Agreements and consummate or implement expeditiously the transactions contemplated by the Transaction Agreements and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing. After the Closing, each of the Parties shall cooperate with the other Parties by taking such further actions, furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by the other Parties to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or the other

Transaction Agreements, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon any Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements.

Section 5.7    Confidentiality. The Parties shall keep confidential the information provided by the other Parties pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 5.7 shall nonetheless continue in full force and effect.

Section 5.8    Burdensome Condition. Notwithstanding anything to the contrary set forth in this Agreement, (i) none of the Parties or any of their respective Affiliates shall be required to consent to or comply with any Burdensome Condition or otherwise be required to take any action that would result in a Burdensome Condition in order to perform any of its obligations under any Transaction Agreement and (ii) the Parties shall not, and shall cause their respective Affiliates not to, consent to, offer or agree to any Burdensome Condition, with respect to the Subject Business.

Section 5.9    Transfer Taxes. All Transfer Taxes, if any, shall be borne by Maiden Insurance, and it shall indemnify and hold harmless Enstar and its Affiliates with respect to its share of such Transfer Taxes.

Section 5.10    Existing Trust Agreements. Prior to the Closing Date, Enstar will seek to cause AmTrust and its Affiliates to amend the Existing Trust Agreements to provide for sub-accounts to hold assets allocable to the Subject Business, including the Retrocessionaire’s quota share thereof, and to amend the terms of the trusts created under the Existing Quota Share Reinsurance Agreement or other agreements to provide for sub-accounts to hold assets allocable to the Subject Business. Such sub- accounts shall be held by third-party trustees reasonably acceptable to Enstar, and Enstar or its designee shall have investment control of the assets in the Trust Accounts, subject to the Investment Guidelines. Maiden shall cooperate as reasonably requested by Enstar to secure such amendments.

Section 5.11    Transfer of Books and Records. At the Closing, Maiden and Maiden Insurance will transfer copies of all Books and Records to Enstar at Enstar’s reasonable request.

Section 5.12    Novation. Maiden, Maiden Insurance and Enstar shall cooperate with each other and use their respective best efforts to effect a novation of the portion of the Existing Quota Share Agreements proposed to be reinsured under the Retrocession Agreement from Maiden Insurance to Enstar as promptly as practicable, whereby Maiden Insurance will be released from all duties and liabilities under the Existing Quota Share Agreements and Enstar will be substituted for Maiden Insurance under the Existing Quota Share Agreements, in each case, with respect to such portion of the Existing Quota Share Agreements, subject to any terms and conditions more fully set forth in a novation agreement.

Section 5.13    Existing Master Agreement. Maiden acknowledges that certain provisions of the Existing Master Agreement inure to the benefit of Maiden Insurance as the reinsurer of the Subject Business under the Existing Quota Share Agreements and Maiden shall (a) to the extent reasonably requested by Enstar, exercise such rights for the benefit of Maiden Insurance and correspondingly for the benefit of Enstar, (b) not consent to any action by AmTrust or its Affiliates pursuant to the terms of the Existing Master Agreement without obtaining the prior written consent of Enstar, (c) not amend the provisions of the Existing Master Agreement that inure to the benefit of Maiden Insurance as the reinsurer under the Existing Quota Share Agreements without obtaining the prior written consent of Enstar, or (d) not terminate the Existing Master Agreement without providing for such provisions to survive such termination for the direct benefit of Enstar.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1    Conditions to Each Party’s Obligations. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a)Approvals. All consents, approvals or authorizations of, declarations or filings with, or notices to any Governmental Authority in connection with the transactions contemplated hereby that are set forth in Section 3.4 of the Maiden Disclosure Schedule or Section 4.4 of the Enstar Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and all waiting periods required under Applicable Law with respect thereto shall have expired or been terminated.

(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction and no statute, rule or regulation of any Governmental Authority preventing the consummation of the transactions contemplated by the Transaction Agreements shall be in effect; provided that the Party asserting the failure of this condition shall have used its reasonable best efforts to have any such order or injunction vacated (in accordance with the terms of this Agreement).

(c)Burdensome Condition. None of Maiden, Enstar, the Retrocessionaire nor any of their respective Affiliates shall have become subject to any Burdensome Condition.

If the Closing occurs, all conditions set forth in this Section 6.1 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by the Parties.
Section 6.2    Conditions to Obligations of Enstar. The obligations of Enstar to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of Maiden and Maiden Insurance set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality or Material Adverse Effect) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially adversely affect the Subject Business.

(b)Performance of Obligations of Maiden and Maiden Insurance. Maiden and Maiden Insurance shall have performed and complied in all material respects with all agreements, obligations, and covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date.

(c)Closing Deliveries. Maiden and Maiden Insurance shall have delivered or caused to have been delivered to Enstar each of the documents required to be delivered pursuant to Section 2.2.

(d)Trust Sub-Accounts. AmTrust and the Original Cedents shall have amended the terms of the Existing Trust Agreements and the trusts created under the Existing Quota Share Agreements to create sub-accounts to hold assets allocable to the Subject Business with third-party trustees reasonably acceptable to Enstar and Enstar or its designee shall have been granted investment control over such sub-accounts and all other funds withheld assets, which will be managed pursuant to the Investment Guidelines.

(e)Cayman Capital Requirement. The Retrocessionaire shall have been duly formed and licensed in the Cayman Islands and received approval for the transactions contemplated by this Agreement with no more than $500 million of initial capital and without the imposition of any Burdensome Condition by any Insurance Regulator.

(f)Bermuda Capital Requirement. Enstar shall have received written confirmation from the Bermuda Insurance Regulator that the transactions contemplated by the Transaction Agreements will not increase Enstar’s Bermuda Statutory Capital Requirements by more than the $500 million contributed to the Retrocessionaire or otherwise impact Enstar’s Economic Balance Sheet by more than such $500 million.

If the Closing occurs, all conditions set forth in this Section 6.2 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by Enstar.

Section 6.3    Conditions to Obligations of Maiden and Maiden Insurance. The obligations of

Maiden and Maiden Insurance to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of Enstar set forth in this Agreement (without giving effect to any limitation set forth therein as to materiality) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty speaks only as of an earlier date, in which event such representation and warranty shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair the ability of Enstar to consummate any of the transactions contemplated by the Transaction Agreements.

(b)Performance of Obligations of Enstar. Enstar shall have performed and complied in all material respects with all agreements, obligations and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)Closing Deliveries. Enstar shall have delivered or caused to have been delivered to Maiden and Maiden Insurance each of the documents required to be delivered pursuant to Section 2.2.

If the Closing occurs, all conditions set forth in this Section 6.3 that have not been fully satisfied as of the Closing shall be deemed to have been duly waived by Maiden and Maiden Insurance.

ARTICLE VII
SURVIVAL

Section 7.1    Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing solely for purposes of this Article VII and shall terminate and expire on the date that is eighteen (18) months from the Closing Date; provided that (i) the representations and warranties made in Sections 3.1 (Organization, Standing and Corporate Power), Section 3.2 (Authority), Section 3.6 (Broker), Section 4.1 (Organization, Standing and Corporate Power), Section 4.2 (Authority) and Section 4.6 (Broker) shall survive indefinitely.

ARTICLE VIII
TERMINATION PRIOR TO CLOSING

Section 8.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)by any Party in writing, if there shall be any order, injunction or decree of any Governmental Authority that prohibits or restrains any Party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have performed in all material respects its obligations under this Agreement, acted in good faith, and, if binding on such Party, used reasonable best efforts to prevent the entry of, and to remove, such order, injunction or decree in accordance with its obligations under this Agreement; provided that no Party shall be required to consent to or comply with a Burdensome Condition in connection with preventing the entry of or removing such order, injunction or decree;

(b)except as provided herein, by any Party, in writing, if the Closing has not occurred on or prior to the Deadline Date (as it may be extended pursuant to Section 8.1(b)(i) and/or (ii) below), unless the failure of the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement; provided that:

(i)
if on the Deadline Date the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) has not been satisfied, the Deadline Date shall be automatically extended (and without the requirement of any further action by the Parties hereunder) to 5:00 p.m., New York City time, on March 31, 2019 (the “Extended Deadline Date”); and

(ii)
if on the Extended Deadline Date the condition set forth in Section 6.1(a) or the condition set forth in Section 6.1(b) has not been satisfied, the Extended Deadline Date shall be automatically extended (and without the requirement of any further action by the Parties hereunder) to 5:00 p.m., New York City time, on April 30, 2019 (the “Final Deadline Date”);

(c)by any Party (but only so long as such Party is not in material breach of its obligations under this Agreement) in writing, if a breach of any provision of this Agreement that has been committed by any other Party would cause the failure of any mutual condition to Closing or any condition to Closing for the benefit of the non-breaching Party and such breach is not subsequently waived by the non-breaching Party or capable of being cured or is not cured within 30 calendar days after the breaching Party receives written notice from the non-breaching Party that the non-breaching Party intends to terminate this Agreement pursuant to this Section 8.1(c); or

(d)	by mutual written consent of the Parties.

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and of no further force and effect without liability of any Party (or any Representative of such Party) to the other Parties to this Agreement; provided that no such termination shall relieve a Party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Section 1.1, this Section 8.2, Section 5.7, and Article IX and all existing confidentiality agreements between the Parties related to the transactions contemplated by this Agreement shall survive termination hereof pursuant to Section 8.1. If this Agreement is terminated pursuant to Section 8.1, each Party shall return all documents received from the other Parties, their Affiliates, and their Representatives relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to such other Party.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1    Fees and Expenses. Each Party hereto shall, except as otherwise provided in this Agreement, pay its own Transaction Expenses incident to preparing for, entering into, and carrying out the Transaction Agreements and the consummation or termination of the transactions contemplated thereby.

Section 9.2    Notices. Notices and other communications required or permitted to be given under this Agreement shall be effective if in writing and (i) mailed by United States registered or certified mail, return receipt requested, (ii) delivered by overnight express mail, or (iii) e-mailed (with confirmation of receipt) to:

(a)	if to Enstar:

Enstar Group Limited Windsor Place, 3rd Floor 22 Queen Street Hamilton, HM11 Bermuda
Attention: Paul J. O’Shea
Email: Paul.OShea@enstargroup.com
with copies (which shall not constitute notice) to:

Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103-6996 Attention: Robert C. Juelke Telephone: 215-988-2700 Email: Robert.Juelke@dbr.com

(b)	if to Maiden:

Maiden Holdings, Ltd. Ideation House

94 Pitts Bay Road Pembroke HM 08 Bermuda
Attention: Denis Butkovic
with copies (which shall not constitute notice) to: Arent Fox LLP
1301 Avenue of the Americas, Floor 42
New York, NY 10019 Attention: Elliot M. Kroll
Email: Elliot.Kroll@arentfox.com

(c)	if to Maiden Insurance:

Maiden Reinsurance Ltd. Ideation House
94 Pitts Bay Road Pembroke HM08 Bermuda
Attention: Denis Butkovic
with copies (which shall not constitute notice) to: Arent Fox LLP
1301 Avenue of the Americas, Floor 42
New York, NY 10019 Attention: Elliot M. Kroll
Email: Elliot.Kroll@arentfox.com

Each Party hereto may change the names or addresses where notice is to be given by providing notice to the other Parties of such change in accordance with this Section.
Section 9.3    Construction.

(a)Any reference herein to “days” (as opposed to “Business Days”) shall be deemed to mean calendar days.

(b)	Any reference herein to a “consent” shall be deemed to mean prior written consent.

(c)	Any reference herein to “notice” shall be deemed to mean prior written notice.

(d)Any reference herein to “including” and words of similar import shall mean “including without limitation,” unless otherwise specified.

(e)When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated.

(f)Unless otherwise specified, all references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section.

(g)Any fact or item disclosed in any section of each of the Maiden Disclosure Schedule or the Enstar Disclosure Schedule shall be deemed disclosed in all other sections of such Disclosure Schedule to the extent the applicability of such fact or item to such other section of such Disclosure Schedule is reasonably apparent on its face. Disclosure of any item in the Maiden Disclosure Schedule or the Enstar Disclosure Schedule, as the case may be, shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(j)All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day.

(k)This Agreement has been fully negotiated by the Parties hereto and shall not be construed by any Governmental Authority or other Person against either Party by virtue of the fact that such Party was the drafting party.

Section 9.4    Entire Agreement. This Agreement (including all exhibits and schedules hereto) and the other Transaction Agreements constitute the entire agreement, and supersede all prior agreements, understandings, obligations, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement.

Section 9.5    Third Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 9.6    Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.7    Jurisdiction; Enforcement; Specific Performance.

(a)Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit, or other proceeding is brought in an inconvenient forum or that the venue of such action, suit, or other proceeding is improper; provided that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 9.2, constitute good, proper, and sufficient service thereof.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

(c)Each of the Parties acknowledges and agrees that any of the other Parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached, violated or unfulfilled. Accordingly, each of the Parties agrees that any of the other Parties shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of, the provisions of this Agreement by any of the other Parties and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which any of the Parties may be entitled, at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking the remedies provided for in this Section 9.7(c), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.7(c) are not available or otherwise are not granted and (b) nothing contained in this Section 9.7(c) shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 9.7(c) before exercising any other right hereunder nor shall the commencement of any action pursuant to this Section 9.7(c) or anything contained in Section 9.7(c) restrict or limit any Party’s right to pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be novated, transferred or assigned, in whole or in part, by any Party without the consent of the other Parties. Notwithstanding the foregoing, Enstar and the Retrocessionaire shall have the right to syndicate, reinsure or otherwise share the losses to be reinsured under the Retrocession Agreement and, in such event, all references in this Agreement to the
$500 million capital commitment by Enstar to the Retrocessionaire and related impacts to Enstar’s Bermuda Statutory Capital Requirements and Economic Balance Sheet shall be proportionately reduced to reflect the percentage of losses not retained by Enstar under the Retrocession Agreement after such syndication, reinsurance or other sharing arrangement. For the avoidance of doubt, Enstar and its co-
investors, co-reinsurers and other partners shall collectively still be committed to contribute $500 million in the aggregate to the Retrocessionaire or otherwise to complete the transactions contemplated by this Agreement. Upon an effective assignment, this Agreement will be binding upon the respective successors and assigns. Any assignment that does not comply with this Section 9.8 shall be void.

Section 9.9    Amendments. This Agreement may be amended only by written agreement of the Parties. Any change or modification to this Agreement shall be null and void unless made by amendment to this Agreement and signed by all Parties.

Section 9.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 9.11    Waiver. Any Party may choose not to enforce or insist upon the strict adherence to any provision or right under this Agreement. If any Party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable Party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a Party under this Agreement must be in writing and signed by a duly authorized representative of the Party.

Section 9.12    Certain Limitations. Maiden and Maiden Insurance make no express or implied representation or warranty hereby or otherwise under this Agreement, that the reserves held by them with respect to Subject Business or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established, that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible, or concerning any financial statement “line item” or asset, liability or equity amount that would be affected by any of the foregoing.

Section 9.13    Currency. All financial data required to be provided pursuant to the terms of this

Agreement shall be expressed in United States dollars. All settlements of account between the Parties shall be in cash.

Section 9.14    Limited Offset. Each Party to this Agreement may offset any amount due to any other Party or any of such other Parties’ Affiliates under this Agreement against any amount owed from such other Party or its Affiliates under this Agreement; provided that no Party to this Agreement may offset any amount due to any other Parties hereto or any of such other Parties’ Affiliates under this Agreement against any amount owed or alleged to be owed from such other Party or its Affiliates under any other Transaction Agreement without the written consent of such other Party.

Section 9.15    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Parties agree that transmission of copies of original signatures via electronic means, either by facsimile or as a “scanned” document attached to electronic mail, shall constitute valid execution of this Agreement. In the event of an electronic exchange of signatures for this Agreement, The Parties agree to subsequently exchange original “wet” execution signatures of this Agreement within a reasonable time following the electronic exchange of signatures; provided that the failure of any Party to exchange original “wet” execution signatures of this Agreement shall in no event affect the validity or enforceability of this Agreement. Such “wet” execution signatures will reflect the date of original execution and thus will be executed in counterpart.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers, all as of the date first written above.

MAIDEN HOLDINGS, LTD.

By: /s/ Lawrence F. Metz
Name: Lawrence F. Metz
Title: President and CEO

MAIDEN REINSURANCE LTD.

By: /s/ Patrick J. Haveron
Name: Patrick J. Haveron
Title: President

ENSTAR GROUP LIMITED

By: /s/ Paul O'Shea
Name: Paul O'Shea
Title: President

EXHIBIT A

Summary of Terms of Retrocession Agreement

Item	Description
Parties	Maiden Insurance; Retrocessionaire
Business Reinsured
Retrocessionaire will reinsure 100% of Maiden Insurance’s quota share of Covered Losses. Retrocessionaire will follow the fortunes of Maiden Insurance with respect to Covered Losses. Covered Losses will exclude amounts paid prior to the Effective Time, amounts paid after the Effective Time in satisfaction of liabilities due but unpaid at the Effective Time, ULAE and similar unallocated expenses, Transfer Taxes and other taxes imposed on Maiden Insurance (except taxes that are the obligation of Maiden Insurance pursuant to the Existing Quota Share Agreements).

Effective Time and Date	The Effective Time shall be 11:59 p.m. Eastern time on the Effective Date, which shall be [•].
Territory	The territory will be coextensive with the territory of the Reinsured Policies.
Reinsurance Premium
Maiden Insurance will pay to Retrocessionaire the Retrocession Premium for deposit into the Trust Account, as adjusted for paid claims and recoveries from July 1, 2018 through the Effective Time. Maiden Insurance will also establish the Funds Withheld Account, and credit or debit the Funds Withheld Account Balance pursuant to the Master Agreement. Retrocessionaire shall also be entitled to all third party reinsurance recoveries and salvage and subrogation attributable to Covered Losses, which are collected by or on behalf of Maiden Insurance for periods on and after the Effective Time.

Reports and Settlement
Maiden Insurance will provide to Retrocessionaire periodic accounting and other reports with respect to the Subject Business and Covered Losses. Retrocessionaire will settle amounts due by direct payment of Covered Losses to the ceding companies under the Existing Quota Share Agreements (the “Original Reinsurers”).

Duration and Term
The Retrocession Agreement will commence on the Effective Date and terminate on the date Maiden Insurance’s liability under the Existing Quota Share Agreements for Covered Losses is terminated or extinguished and all amounts due under the Retrocession Agreement are paid, or by mutual agreement of the parties. Upon termination, Retrocessionaire shall receive all remaining assets in the Trust Account, an amount equal to the Funds Withheld Account Balance, and all uncollected recoverables.

Insolvency	Standard insolvency provisions to be included.

Item	Description
Funds Withheld Account
Maiden Insurance shall establish a segregated Funds Withheld Account for the sole benefit of Retrocessionaire, and initially credit or debit such account in accordance with the Master Agreement. Thereafter, Maiden Insurance shall credit or debit the Funds Withheld Account with any increases and decreases in the Funds Withheld Assets, including investment income on such assets. Maiden Insurance will (1) maintain or cause the Original Reinsurers and Original Cedents to maintain assets in an amount equal to all collateral required by the Existing Quota Share Agreements, Existing Quota Share Trust Agreements, Existing Underlying Trust Agreements, and funds withheld arrangements by the Original Reinsurers and the Original Cedents, and (2) not permit the creation of encumbrances in any Funds Withheld Assets.
Maiden Insurance will invest or direct the investment of all Funds Withheld Assets in accordance with the direction of Retrocessionaire and in compliance with Investment Guidelines unless investment control has been transferred to Retrocessionaire. Any overfunding of the accounts or arrangements comprising the Funds Withheld Assets shall be withdrawn from such accounts and deposited into the Trust Account, and any underfunding of such accounts shall be funded directly by Retrocessionaire from the Trust Account.

Security
Retrocessionaire will provide security to Maiden Insurance in the form of a Trust Account established pursuant to the Trust Agreement. Retrocessionaire shall ensure the Trust Account holds assets with a Market Value greater than or equal to the trust funding amount, which shall be equal to the net reserves of Maiden Insurance with respect to Covered Losses, less the Funds Withheld Account Balance, and less the balance of the administrative account established pursuant to any administrative services agreement. The Trust Account will be initially funded by Maiden Insurance and Retrocessionaire as set forth in the Master Agreement. Maiden Insurance will provided quarterly reporting specifying the trust required amount and any overfunding or underfunding of the Trust Account. Retrocessionaire will deposit into the Trust Account any required underfunding, and will be entitled to withdraw from the Trust Account any overfunding. Maiden Insurance may withdraw assets from the Trust Account for specified purposes, including to pay unpaid Covered Losses, and must return to the Trust Accounts withdrawals not used for the specified purposes. All assets in the Trust Account must comply with and be invested in accordance with the Investment Guidelines. The Trust Agreement will terminate promptly following termination of the Retrocession Agreement, with payment from the Trust Account of any amounts due to Maiden Insurance and any excess amounts to Retrocessionaire.

Additional Collateral; Underlying Agreements
Maiden Insurance will not post additional collateral in connection with the Subject Business unless required by Applicable Law and the Existing Quota Share Agreements and Existing Quota Share Trust Agreement, and will not amend or permit amendment of any underlying agreements, including the Existing Quota Share Agreements, Existing Quota Share Trust Agreement and Existing Underlying Trust Agreements.

Currency	U.S. Dollars
Other Terms and Conditions	The Retrocession Agreement will contain customary terms and conditions for agreements of this type.

EXHIBIT B

Summary of Terms of Trust Agreement

Item	Description
Parties	Maiden Insurance; Retrocessionaire; Trustee
Trust Account
The Retrocessionaire will establish a Trust Account, and the Trustee will administer the Trust Account in its name as trustee for Maiden Insurance, as beneficiary.
Assets in the Trust Account will be held by the Trustee for the sole benefit of Maiden Insurance for the purposes of satisfying certain obligations of the Retrocessionaire contemplated by the Retrocession Agreement.

Deposits and Withdrawals
Maiden Insurance will be entitled to withdraw assets from the Trust Account, as provided in the Retrocession Agreement. The Retrocessionaire will be required to deposit additional assets into the Trust Account if the Trust Account is underfunded, and will be entitled to withdraw assets in the event the Trust Account is overfunded, all as described in the Retrocession Agreement.

Investments	The assets in the Trust Account will be invested in eligible investments pursuant to the Investment Guidelines.
Trust Income	All payments of interest, dividends and other income in respect of assets in the Trust Account will be posted and credited by the Trustee to the Trust Account.
Term
The Trust Account and the Trust Agreement may be terminated only after the Retrocessionaire or Maiden Insurance has given the Trustee written notice of its intention to terminate the Trust Account, and the Trustee has similarly given the Retrocessionaire and Maiden Insurance the required written notice. On the termination date, upon receipt of written approval of Maiden Insurance, the Trustee will transfer to the Retrocessionaire any assets remaining in the Trust Account, at which time all liability of the Trustee with respect to such assets will cease.

Other Terms and Conditions	The Trust Agreement will contain customary terms and conditions for agreements of this type.